UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2012

VRINGO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 15th Floor

New York, New York 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 10, 2012, Vringo, Inc. (the “Company”) paid to Nokia Corporation (“Nokia”) $22 million in cash to fulfill its current payment obligations in connection with its acquisition of a portfolio consisting of over 500 patents and patent applications worldwide, including 109 issued United States patents from Nokia pursuant to that certain Patent Purchase Agreement (the “Patent Purchase Agreement”) by and between the Company and Nokia, dated August 9, 2012. In accordance with the Patent Purchase Agreement, the Company paid to Nokia $22 million in cash as purchase price for the portfolio. In addition, the Company may pay, to the extent that the gross revenue (as defined in the Patent Purchase Agreement) generated by the acquired patent portfolio exceeds $22 million, a royalty of 35% of such excess.

The portfolio encompasses a broad range of technologies relating to cellular infrastructure, including communication management, data and signal transmission, mobility management, radio resources management and services.

Thirty-one of the 124 patent families acquired have been declared essential by Nokia to wireless communications standards. Standards represented in the portfolio are commonly known as 2G, 2.5G, 3G and 4G and related technologies and include GSM, WCDMA, T63, T64, DECT, IETF, LTE, SAE, and OMA.

The Patent Purchase Agreement provides that Nokia and its affiliates will retain a non-exclusive, worldwide and fully paid-up license (without the right to grant sublicenses) to the portfolio for the sole purpose of supplying (as defined in the Patent Purchase Agreement) Nokia’s products. The Patent Purchase Agreement also provides that if the Company brings a proceeding against Nokia or its affiliates within seven years, Nokia shall have the right to re-acquire the patent portfolio for a nominal amount.

Further, if the Company either sells to a third party any assigned essential cellular patent, or more than a certain portion of the other assigned patents (other than in connection with a change of control of the Company), or files an action against a telecom provider to enforce any of the assigned patents (other than in response to any specified action filed by a telecom provider against the Company or its affiliate) which action is not withdrawn after notice from Nokia, then the Company will be obligated to pay to Nokia a substantial impairment payment. Because all of the foregoing actions are within the Company’s sole control, it does not expect to be obligated to pay any such impairment payment.

The list of assigned patents and essential cellular patents pursuant to the Patent Purchase Agreement was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2012 and is incorporated herein by reference.

The Company intends to file the Patent Purchase Agreement as an exhibit to its periodic report for the period ending September 30, 2012 and plans to seek confidential treatment of certain terms in the Patent Purchase Agreement at such time.

Item 8.01 Other Events

On August 10, 2012, the Company completed the sale of 9,600,000 shares of its common stock (the “Shares”) in its previously disclosed registered direct offering (the “Offering”), at a purchase price of $3.25 per share, to certain investors in a privately negotiated transaction in which no party acted as an underwriter or placement agent.

The net proceeds to the Company from the sale of the Shares, after deducting Offering expenses, was approximately $30.5 million.

In connection with the completion of the acqusition of the patent portfolio from Nokia and the completion of the Offering, the Company issued a press release. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated August 13, 2012, announcing the closing of the acquisition of patent portfolio from Nokia Corporation and the closing of the registered direct offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VRINGO, INC.

Dated: August 14, 2012	By:	/s/ Andrew D. Perlman
		Name:	Andrew D. Perlman
		Title:	Chief Executive Officer